Exhibit 10.118

VENTURE GLOBAL, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”) is entered into by and between Venture Global, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of Restricted Stock Units (the “RSUs”) granted to the Participant under the Venture Global, Inc. 2025 Omnibus Incentive Plan (the “Plan”).

Participant’s Name:

Award Type	“Date of Grant”		Number of RSUs		“Vesting Schedule”
RSUs	[	•]	[	•]	[	•]

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the number of RSUs, with the Vesting Schedule as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

VENTURE GLOBAL, INC.		PARTICIPANT

By:
	Name:	Name:
Title:

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Venture Global, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Attn: General Counsel

VENTURE GLOBAL, INC.

VENTURE GLOBAL, INC. 2025 OMNIBUS INCENTIVE PLAN

Terms and Conditions of RSU Grant

1.

GRANT OF RSUs. The RSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Affiliates, including Venture Global LNG, Inc. or any other Affiliate employing or engaging the Participant (the “Service Recipient”), and to align the Participant’s interests with those of the Company. Each RSU corresponds to one Share. Each RSU constitutes a contingent and unsecured promise by the Company to deliver one Share on the settlement date, as set forth in Section 3.

2.

VESTING; TERMINATION OF SERVICE. The RSUs shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company and its Affiliates through each applicable vesting date. Unless determined otherwise by the Committee, all unvested RSUs shall be immediately forfeited upon the Participant’s Termination of Service for any reason.

3.

SETTLEMENT. Except as otherwise set forth in the Plan, vested RSUs will be settled in Shares, and the Participant shall receive the number of Shares that corresponds to the number of RSUs that have become vested as of the applicable vesting date, which Shares shall be delivered on the date that is no later than sixty (60) days following the applicable vesting date, as determined in the Committee’s full and sole discretion. Notwithstanding the foregoing, if the Committee determines in its full and sole discretion that, for regulatory reasons, it is administratively impractical to settle the RSUs in Shares, the RSUs shall instead be settled in cash.

4.

DIVIDEND EQUIVALENT PAYMENTS. RSUs will not entitle the Participant to any dividends with respect to the underlying Shares unless and until the RSUs are settled into Shares. Notwithstanding the foregoing, if any dividend is declared on Shares after an RSU has vested but before it settles into Shares, the Participant shall receive a payment in the same amount as the dividend the Participant would have received if he or she held Shares in respect of his or her RSUs that have previously vested but not yet settled into Shares prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any RSU that is unvested as of the record date of the dividend. The Committee will determine the form of payment in its full and sole discretion and may pay Dividend Equivalents in Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents on vested RSUs within sixty (60) days following the vesting date of the RSUs to which such Dividend Equivalents relate, as determined in the Committee’s full and sole discretion.

5.

NONTRANSFERABILITY. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder, other than (i) to the Company as a result of forfeiture of the RSUs as provided herein, (ii) by will or the applicable laws of descent and distribution or (iii) as otherwise provided by the Committee.

6.	TAX AND WITHHOLDING.

(a)

Withholding. Pursuant to rules and procedures that the Company or the Service Recipient establishes, federal, state, local or foreign income or other tax or other withholding obligations (the “Tax Obligations”) arising upon settlement of the RSUs may be satisfied, in the Committee’s full and sole discretion, by having the Company or the Service Recipient withhold Shares, by having the Participant tender Shares or by having the Company or the Service Recipient withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date the RSUs are settled. Any withholding or tendering of Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the RSUs shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Service Recipient may be required to withhold or account for taxes in more than one jurisdiction.

(b)

Tax Withholding and Default Sell-to-Cover Method of Tax Withholding. Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Obligations. Subject to Section 6(c), the Tax Obligations which the Company determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied with consideration received under a formal, broker-assisted cashless program adopted by the Company in connection with the Plan pursuant to this authorization (the “Sell-to-Cover Method”). In addition to Shares sold to satisfy the Tax Withholding Obligation, additional Shares will be sold to satisfy any associated broker or other fees. Only whole Shares will be sold through the Sell-to-Cover Method to satisfy any Tax Withholding Obligation and any associated broker or other fees. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation and any associated broker or other fees generated through the Sell-to-Cover Method will be paid to Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligation (and any associated broker or other fees) through the Sell-to-Cover Method.

(c)

Committee Discretion. Notwithstanding the foregoing Sections 6(a) and 6(b), if the Committee determines it is in the best interests of the Company for Participant to satisfy Participant’s Tax Withholding Obligation by a method other than through the default Sell-to-Cover Method described in Section 6(b), it may permit or require Participant to satisfy Participant’s Tax Withholding Obligation, in whole or in part (without limitation), if permissible by applicable laws, with (i) cash in U.S. dollars, (ii) check designated in U.S. dollars, (iii) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) withholding in Shares otherwise issuable upon vesting of the Restricted Stock Units or (v) any other method approved in the sole discretion of the Committee.

Depending on the withholding method, the Company and/or the Service Recipient may withhold or account for the Tax Withholding Obligation by considering minimum statutory withholding rates or other withholding rates, including maximum applicable rates in Participant’s jurisdiction, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the Tax Withholding Obligation is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of satisfying the Tax Withholding Obligation.

7.	RIGHTS AS STOCKHOLDER. Except as provided in Section 4, the Participant will not have any rights as a stockholder in the Shares corresponding to the RSUs prior to settlement of the RSUs.

8.

SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon settlement of the RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

9.

COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon settlement of the RSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

10.

RESTRICTIVE COVENANTS. As a condition precedent to, and as additional consideration for, the grant of the RSUs hereunder, the Participant agrees to abide by the Restrictive Covenant Agreement previously entered into by and between the Participant and the Service Recipient (the “Restrictive Covenant Agreement”) and incorporated herein by reference, subject to the Protected Rights set forth in Section 11.

1.

PROTECTED RIGHTS. Notwithstanding any other provision of the Restrictive Covenant Agreement, nothing in the Restrictive Covenant Agreement, this Agreement or otherwise limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC, or any federal, state or local governmental agency or commission (a “Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company or any of its Affiliates or prevents the Participant from: (a) filing a charge or complaint with any federal, state or local governmental agency or commission; (b) providing truthful testimony in litigation; or (c) discussing or disclosing information about sexual harassment, sexual assault or unlawful acts in the workplace (including harassment, discrimination or other conduct the

Participant has reason to believe is unlawful). The Participant does not need the prior authorization of the Company or any of its Affiliates to make any such reports or disclosures, and the Participant shall not be required to notify the Company or any of its Affiliates that such reports or disclosures have been made. Neither the Company nor any of its Affiliates may retaliate against the Participant for any of these activities, and nothing in this Agreement requires the Executive to waive any monetary award or other payment to which the Participant might become entitled from the SEC or any other Government Agency or self-regulatory organization. Pursuant to the Defend Trade Secrets Act of 2016, the Participant hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Section 11 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Participant has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. If the Participant files a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, the Participant also has the right to disclose the Company’s and its Affiliates’ trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (1) files any document containing the trade secret under seal and (2) does not disclose the trade secret, except pursuant to a court order. The Participant’s rights as described in this Section 11 are referred to as the “Protected Rights.”

11.	MISCELLANEOUS.

(a)

No Right to Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or an Affiliate, including the Service Recipient, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or an Affiliate, including the Service Recipient, to modify the terms of or terminate the Participant’s employment or service at any time.

(b)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the RSUs.

(c)

Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the RSUs are subject to the terms and conditions of Section 18 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events) and that the Participant and the Options are subject to the Venture Global, Inc. Financial Restatement

Compensation Recoupment Policy or any other clawback policy adopted by the Company (as applicable, a “Clawback Policy”). In consideration of the grant of the RSUs under this Agreement, the Participant agrees that, to the extent that the Participant is or becomes covered by the Clawback Policy, the RSUs granted to the Participant pursuant to this Agreement and any Shares issued upon exercise thereof shall be subject to such Clawback Policy as may be in effect from time to time. In the event it is determined that any amounts granted, awarded, paid or otherwise provided to or earned by the Participant must be forfeited or reimbursed to the Company pursuant to any such Clawback Policy, the Participant agrees that the Participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

(d)

Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)

Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(c), 14 and 19 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the RSUs granted pursuant to this Agreement.

(f)

Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)

Entire Agreement. This Agreement, the Plan and the Restrictive Covenant Agreement contain all of the understandings between the Company and the Participant concerning the RSUs granted hereunder and supersede all prior agreements and understandings.

(h)

Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)

Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(j)

Compliance with Section 409A of the Internal Revenue Code. The RSUs are intended to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the RSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the RSUs so that the RSUs do not become deferred compensation under Section 409A.

For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Termination of Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement. If the RSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the RSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the RSUs.

Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate be liable to the Participant on account of failure of the RSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.